Exhibit 10.9

AMENDED AND RESTATED

EXECUTIVE SEVERANCE BENEFIT AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT is entered into by and between WageWorks, Inc., a Delaware corporation (the “Corporation”), and                      (the “Executive”), effective                      (the “Effective Date”).

WHEREAS, the Parties previously entered into an executive severance benefit agreement, dated                     , restated on                      and amended and restated on                      (the “Severance Agreement”), which will provide the Executive with severance payments and benefits should his or her employment terminate under certain defined circumstances, with an enhanced level of such payments and benefits to be provided following certain changes in ownership or control of the Corporation.

WHEREAS, the Corporation and Executive desire to amend certain provisions of the Severance Agreement in order to revise certain definitions and clarify certain terms of the Severance Agreement, as set forth below.

NOW, THEREFORE, for good and valuable consideration, Executive and the Corporation agree that the Severance Agreement is hereby amended and restated as follows:

PART ONE – DEFINITIONS

For purposes of this Agreement, the following definitions shall be in effect:

Board means the Corporation’s Board of Directors.

Change in Control means the occurrence of any of the following events:

(i) Change in Ownership of the Corporation. A change in the ownership of the Corporation which occurs on the date that any one person, or a related group of persons (as such term is used in Section 13(d) and 14(d) of the Securities and Exchange Act, as amended), (“Person”) acquires, directly or indirectly acquires ownership of the stock of the Corporation that, together with the stock held by such Person or group, constitutes more than 50% of the total voting power of the stock of the Corporation, except that any change in the ownership of the stock of the Corporation (a) as a result of a private financing of the Corporation that is approved by the Board or (b) as a result of acquisition of ownership of additional stock by a shareholder of the Corporation that beneficially owns at least two percent (2%) of the outstanding stock as of the date of this Agreement, will not be considered a Change in Control; or

(ii) Change in Effective Control of the Corporation. If the Corporation has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, a change in the effective control of the Corporation which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Corporation, the acquisition of additional control of the Corporation by the same Person will not be considered a Change in Control; or

(iii) Change in Ownership of a Substantial Portion of the Corporation’s Assets. A change in the ownership of a substantial portion of the Corporation’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Corporation immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), gross fair market value means the fair market value of the assets of the Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Corporation.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the jurisdiction of the Corporation’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Corporation’s securities immediately before such transaction.”

Change in Control Severance Benefits means the various payments and benefits to which the Executive may become entitled under Part Three of this Agreement.

Change in Control Severance Period means the period commencing with the Corporation’s execution of the definitive agreement for a Change in Control transaction and continuing until the earlier of (i) the termination of such definitive agreement without the consummation of the contemplated Change in Control or (ii) the end of the twelve (12)-month period measured from the closing date of that Change in Control.

Code means the Internal Revenue Code of 1986, as amended.

Common Stock means the Corporation’s common stock.

Competing Business means any entity, business enterprise or division thereof that sells administration services for consumer direct accounts such as flexible spending accounts, health reimbursement accounts, COBRA accounts or qualified transportation fringe benefits as defined in the Code and any other similar types of pre-tax benefit accounts.

Incapacity means the inability of the Executive, by reason of any injury or illness, to properly perform the Executive’s normal duties and responsibilities of his or her position with the Corporation for a period of more than one hundred eighty (180) consecutive days.

Involuntary Termination means (i) the Corporation’s unilateral termination of the Executive’s employment for any reason other than a Termination for Cause or (ii) the Executive’s voluntary resignation within ninety (90) days following (A) a material reduction in the Executive’s base salary, other than pursuant to a uniform reduction in the base salary payable to all senior executives of the Corporation for the year of termination, or (B) a material change in the geographic location of the Executive’s principal place of employment without reimbursement for reasonable relocation costs; provided, however, the Executive must provide written notice to the Corporation of the existence of a condition described in clause A or B within thirty (30) days of the initial existence of the condition, and if within thirty (30) days of the Corporation’s receipt of such notice the Corporation remedies such condition, an Involuntary Termination will not be deemed to have occurred. For purposes of the foregoing, a reduction in the Executive’s base salary (other than pursuant to a uniform reduction in the base salary payable to all senior executives of the Corporation for the year of termination) by more than fifteen percent (15%) shall be deemed to be a material reduction of the Executive’s base salary.

Option means any option granted to the Executive under the Plan or otherwise to purchase shares of Common Stock which is outstanding at the time of the Executive’s Involuntary Termination.

Plan means (i) the Corporation’s 2000 Stock Option/Stock Issuance Plan, as amended or restated from time to time, (ii) the Corporation’s 2010 Equity Incentive Plan, and (iii) any successor stock incentive plan subsequently implemented by the Corporation.

Separation from Service means the cessation of Executive’s status as an Employee of the Corporation and shall be deemed to occur at such time as the level of the bona fide services Executive is to perform as an Employee (or as a consultant or other independent contractor) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services Executive rendered in Employee status during the immediately preceding thirty-six (36) months (or such shorter period for which Executive may have rendered such service). Any such determination as to Separation from Service, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Section 409A of the Code. For purposes of determining whether Executive has incurred a Separation from Service, Executive will be deemed to continue in “Employee” status for so long as he or she remains in the employ of one or more members of the Employer Group, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance. “Employer Group” means the Corporation and any other corporation or business controlled by, controlling or under common control with, the Corporation as determined in accordance with Sections 414(b) and (c) of the Code and the Treasury Regulations thereunder, except that in applying Sections 1563(1), (2) and (3) for purposes of determining the controlled group of corporations under Section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in such sections, and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in Section 1.4.14(c)-2 of the Treasury Regulations. In addition to the foregoing, a Separation from Service will not be deemed to have occurred while the Executive is on a sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months or any longer period for which the Executive is provided with a right to reemployment with the Corporation either by statute or contract; provided, however, that in the event of a leave of absence due to any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than six (6) months and that causes the Executive to be unable to perform his duties as an Employee, no Separation from Service shall be deemed to occur during the first twenty-nine (29) months of such leave. If the period of leave exceeds six (6) months (or twenty-nine (29) months in the event of disability as indicated above) and the Executive is not provided with a right to reemployment by either statute or contract, then the Executive will be deemed to have Separated from Service on the first day immediately following the expiration of the applicable six (6)-month or twenty-nine (29)-month period.

Termination for Cause means the termination of the Executive’s employment by the Corporation due to (i) the continued failure of the Executive to perform the duties, responsibilities and obligations of the Executive’s position with the Corporation after written notice from the Corporation identifying the performance deficiencies and a reasonable cure period of at least thirty (30) days, (ii) the commission of any act of fraud, embezzlement or dishonesty by the Executive or the Executive’s commission of a felony, (iii) any intentional use or intentional disclosure by the Executive of confidential information or trade secrets of the Corporation (or any parent or subsidiary), (iv) any other intentional misconduct by the Executive adversely affecting the business or affairs of the Corporation, (v) the Executive’s failure to cure any breach of the Executive’s obligations under his or her Proprietary Information and Inventions Agreement with the Corporation after written notice of such breach from the Corporation and a reasonable cure period of at least thirty (30) days or (vi) the Executive’s breach of any of the Executive’s fiduciary duties as an officer of the Corporation. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Corporation (or any parent or subsidiary) may consider as grounds for the dismissal or discharge of the Executive or any other individual in the service of the Corporation (or any parent or subsidiary), but a dismissal for such other acts or omissions shall not constitute a Termination for Cause for purposes of this Agreement.

PART TWO – NORMAL SEVERANCE BENEFITS

1. Entitlement. If the Executive’s employment is terminated by reason of an Involuntary Termination at any time other than during the Change in Control Severance Period, then the Executive shall become eligible to receive the severance benefits provided under this Part Two. Those benefits shall be in lieu of any other severance benefits for which the Executive might otherwise be eligible by reason of the Executive’s termination of employment or Separation from Service under such circumstances.

Notwithstanding the foregoing, the Executive’s entitlement to severance benefits under this Part Two shall be subject to the following requirements (the “Severance Benefit Conditions”):

A. In order to receive any severance benefits under this Part Two, but not less than an amount equal to one (1) month of salary continuation payments and at least one (1) month of reimbursed Coverage Costs under Section 2(a) and 2(b) of this Part Two, the Executive must comply with each of the following requirements:

(i) The Executive shall, within sixty (60) days of the date after such Separation from Service, execute and deliver to the Corporation a Severance & General Release Agreement, in substantially the form of attached Exhibit A hereto (the “Release”) which must become effective and irrevocable, in accordance with applicable law, no later than sixty (60) days following such Separation from Service (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, the Executive will forfeit any rights to severance benefits under this Agreement. No severance benefits will be paid or provided until the Release becomes effective and irrevocable. Upon the Release becoming effective, any payments delayed from the date of the Executive’s Separation from Service through the effective date of the Release will be payable in a lump sum without interest as soon as administratively practicable after the Release becomes effective and irrevocable and all other amounts will be payable in accordance with the payment schedule applicable to each payment or benefit. In the event the termination occurs at a time during the calendar year where the Release Deadline is in the calendar year following the calendar year in which the Executive’s Separation from Service occurs, then any severance payments under this Agreement that would be considered deferred compensation under Code Section 409A will be paid on, or in the case of installments, will not commence until, the 61st day after the Executive’s Separation from Service, or such later date as provided in Section 8 of Part Four of this Agreement.

The provisions of this Agreement are intended to comply with the requirements of Code Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Code Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply. The Corporation and the Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Executive under Code Section 409A.”

(ii) The Executive shall comply with all of Executive’s obligations under the Executive’s Proprietary Information and Inventions Agreement with the Corporation, attached as Exhibit B hereto (“PIIA”).

B. In order to receive additional severance benefits under this Part Two in excess of one (1) month of salary continuation payments and one (1) month of reimbursed Coverage Costs (“Additional Severance Benefits”), the Executive must comply with each of the additional requirements as follows:

(i) The Executive must comply with all of the Executive’s obligations under the PIIA that survive the termination of his or her employment with the Corporation.

(ii) The Executive must comply with the restrictive covenants set forth in Section 9 of Part Four of this Agreement during each successive month for which he or she is to receive salary continuation payments, reimbursement of Coverage Costs and a tax gross-up payment related to such reimbursed Coverage Costs under Section 2 of this Part Two.

In the event the Executive violates the PIIA, or elects to engage or otherwise engages in any of the activities precluded by the restrictive covenants set forth in Section 9 of Part Four of this Agreement, the Executive shall not be entitled, after the date of such violation or activity (as the case may be), to receive any Additional Severance Benefits.

2. Severance Benefits. Subject to the requirements of Section 1 of this Part Two, the severance benefits to which the Executive may become entitled under this Part Two shall consist of the following:

(a) Salary Continuation Payments. The Executive shall be eligible to receive his or her base salary for a total period of six (6) months at the annualized rate in effect for him or her at the time of his or her Involuntary Termination; provided, however, that if Executive voluntarily terminates employment within sixty (60) days following a material reduction in his or her base salary that constitutes an Involuntary Termination, then such salary continuation payments shall be based on the annualized rate of base salary in effect for the Executive immediately prior to such reduction. The salary continuation payments shall be made at periodic intervals in accordance with the Corporation’s payroll practices for salaried employees, beginning with the first pay date within the sixty (60)-day period measured from the date of Executive’s Separation from Service due to such Involuntary Termination on which the requisite Release is effective. In no event shall the first such payment be made later than the last day of such sixty (60)-day period on which the Release is so effective, unless a further deferral is required pursuant to Section 8 of this Agreement. The salary continuation payments to which Executive becomes entitled in accordance with this Section 2(a) (or Section 5(a), if applicable) shall be treated as a right to a series of separate payments for purposes of Section 409A of the Code, and each such payment that becomes due and payable during the period commencing with the date of Executive’s Separation from Service and ending on March 15 of the succeeding calendar year is hereby designated a “Short-Term Deferral Payment” and shall be paid during that period.

(b) Health Care Coverage. Provided the Executive and his or her eligible dependants elect to continue medical care coverage under the Corporation’s group health care plans pursuant to the applicable COBRA provisions, the Corporation shall reimburse the Executive for the costs he or she incurs to obtain such continued coverage for himself or herself and his or her eligible dependants (collectively, the “Coverage Costs”) until the earliest to occur of (i) the expiration of the six (6) month period measured from the first day of the calendar month following the calendar month in which the Executive’s Involuntary Termination occurs, (ii) the first date on which the Executive and the Executive’s eligible dependents are covered under another employer’s health benefit program without exclusion for any pre-existing medical condition or (iii) the first date on which the Executive elects to engage or otherwise engages in any of the activities precluded by the restrictive covenants set forth in Section 9 of this Agreement. In order to obtain reimbursements for the Coverage Costs, the Executive must submit appropriate evidence to the Corporation of each periodic payment within sixty (60) days after the payment date, and the Corporation shall within thirty (30) days after such submission reimburse the Executive for that payment. During the period such medical care coverage remains in effect hereunder, the following provisions shall govern the arrangement: (i) the amount of Coverage Costs eligible for reimbursement in any one calendar year of such coverage shall not affect the amount of Coverage Costs eligible for reimbursement in any other calendar year for which such reimbursement is to be provided hereunder; (ii) no Coverage Costs shall be reimbursed after the close of the calendar year following the calendar year in which those Coverage Costs were incurred; and (iii) the Executive’s right to reimbursement of such Coverage Costs cannot be liquidated or exchanged for any benefit. To the extent the reimbursed Coverage Costs are treated as taxable income to the Executive, the Corporation shall report the reimbursement as taxable W-2 wages and collect the applicable withholding taxes, and the resulting tax liability shall be the Executive’s sole responsibility. Any additional health care coverage to which the Executive and the Executive’s dependents may be entitled under COBRA, following the period of such Coverage Cost reimbursement under this Section 2(b), shall be at the Executive’s sole cost and expense.

(c) Tax Gross-Up Payment. To the extent any reimbursement of Coverage Costs under Section 2(b) constitutes taxable income to the Executive, he or she shall be entitled to an additional cash payment in a dollar amount sufficient to cover the federal and state income tax liability attributable to such taxable income and the additional tax gross-up payment made hereunder. Unless a further deferral is required pursuant to Section 8 of this Agreement, each such tax gross-up payment shall be paid to or on behalf of the Executive within ten (10) business days after the federal and state income taxes to which it relates are remitted to the appropriate tax authorities. In no event shall any further payments be made under this Section 2(c) should the Executive fail to comply with the Severance Benefit Conditions.

3. No Vesting Acceleration. All vesting of the Executive’s outstanding Options shall cease at the time of the Executive’s Involuntary Termination, and the Executive shall not have more than the period of time specified in the applicable stock option agreement in which to exercise each such Option following such Involuntary Termination for any shares of Common Stock for which that Option is vested and exercisable at the time of such termination.

PART THREE – CHANGE IN CONTROL SEVERANCE BENEFITS

4. Change in Control Severance Benefits Entitlement. Should the Executive’s employment terminate by reason of an Involuntary Termination within the Change in Control Severance Period, then the Executive shall become eligible to receive the Change in Control Severance Benefits provided under Section 5 of this Part Three, subject to the conditions set forth therein. The Change in Control Severance Payments provided under this Part Three shall be in lieu of any other severance benefits to which the Executive might otherwise, by reason of the Executive’s termination of employment or Separation from Service during the Change in Control Severance Period, be eligible under any other severance plan, program or arrangement of the Corporation, including (without limitation) Part Two of this Agreement.

5. Control Severance Benefits. The Change in Control Severance Benefits for which the Executive may become eligible under this Part Three shall consist of the following payments and benefits:

(a) Normal Severance Benefits. Subject to his or her satisfaction of the same Severance Benefit Conditions set forth in Section 1 of Part Two of this Agreement, the Executive shall be eligible to receive the same level of salary continuation payments, Coverage Cost reimbursements and tax gross-up payments and at the same times as set forth in Section 2 of Part Two of this Agreement.

(b) Payment Equal to Pro-rated Target Bonus. Should the Change in Control be consummated, then the Executive shall also become entitled to receive, for each full or partial month of employment which the Executive completes in the fiscal year in which his or her Involuntary Termination occurs, an amount equal to one-twelfth (1/12th) of the annual target bonus in effect for the Executive for that year (the “Termination Bonus”). Such amount shall be paid in a lump sum on the first business day, within the sixty (60)-day period measured from the later of (i) the date of the Executive’s Separation from Service due to such Involuntary Termination or (ii) the closing date of the Change in Control, on which the Release is effective. The payment shall be subject to the Corporation’s collection of all applicable withholding taxes, and the Executive shall receive only the net amount remaining after such taxes have been collected. In no event shall any Termination Bonus be paid unless the Change in Control transaction is in fact consummated. The Termination Bonus (if any) shall be treated as a Short-Term Deferral Payment for purposes of Code Section 409A.

(c) Option Acceleration. If the Executive holds one or more unvested Options at the time of his or her Involuntary Termination within the Change in Control Severance Period, then the unvested portion of each of those Options that would have otherwise vested and become exercisable had Executive completed an additional eighteen (18) months of continued employment with the Corporation prior to the date of her Involuntary Termination (the “Accelerable Portion”) shall all immediately vest and become exercisable with respect to one hundred percent (100%) of the Accelerable Portion.

The Options as so accelerated, together with all other Options held by the Executive that are vested and exercisable at the time of such Involuntary Termination, may be exercised for any or all of the underlying option shares as fully-vested shares. The Options as so accelerated and all other vested Options held by the Executive shall remain outstanding until the earlier of (i) the expiration date of the maximum option term or (ii) the expiration of the limited period of time specified in the applicable stock option agreement for which the Option is to remain exercisable following the Executive’s termination of employment with the Corporation.

The vesting acceleration under this Section 5(c) shall be subject to the Executive’s compliance with the Severance Benefit Conditions set forth in Section 1 of Part Two.

PART FOUR – LIMITATION ON BENEFITS

6. No Duplication of Benefits. In no event shall the Executive be entitled to severance benefits under both Parts Two and Three of this Agreement.

7. Benefit Limit. The benefit limitations of this Part Four shall be applicable in the event the Executive receives any benefits under this Agreement that are deemed to constitute parachute payments under Code Section 280G.

In the event that any payments to which the Executive becomes entitled in accordance with the provisions of this Agreement would otherwise constitute a parachute payment under Code Section 280G, then such payments will be subject to reduction to the extent necessary to assure that the Executive receives only the greater of (i) the amount of those payments which would not constitute such a parachute payment or (ii) the amount which yields the Executive the greatest after-tax amount of benefits after taking into account any excise tax imposed on the payments provided to the Executive under this Agreement (or on any other benefits to which the Executive may become entitled in connection with any change in control or ownership of the Corporation or the subsequent termination of his or her employment with the Corporation) under Code Section 4999.

Notwithstanding the foregoing, in determining whether the benefit limitation of this Section 7 has been exceeded, a reasonable determination shall be made as to the value of the restrictive covenants to which the Executive will be subject under Section 9, and the amount of his or her potential parachute payment shall accordingly be reduced by the value of those restrictive covenants to the extent consistent with Code Section 280G and the Treasury Regulations thereunder.

Should a reduction in benefits be required to satisfy the benefit limit of this Section 7, then the Executive’s salary continuation payments under Section 2 or Section 5, as applicable, shall accordingly be reduced (with such reduction to be effected pro-rata to each payment) to the extent necessary to comply with such benefit limit. Should such benefit limit still be exceeded following such reduction, then the amount of the Executive’s pro-rated bonus under Section 5(b) shall be reduced next, and finally the number of shares as to which the Executive’s outstanding Options would otherwise vest on an accelerated basis in accordance with Section 5(b) shall be reduced (based on the value of the parachute payment attributable to each such accelerated Option under Code Section 280G), to the extent necessary to eliminate such excess, with such reduction to be effected in the same chronological order in which those Options were granted.

8. Section 409A.

(a) Notwithstanding any provision to the contrary in this Agreement (other than Section 8(b) below), no payments, benefits or reimbursements to which the Executive otherwise becomes entitled under Part Two or Part Three of this Agreement (other than reimbursement of Coverage Costs during the applicable period of COBRA coverage) shall be made or provided to the Executive prior to the earlier of (i) the first business day of the seventh month following the date of the Executive’s Separation from Service or (ii) the date of the

Executive’s death, if the Executive is deemed at the time of such Separation from Service to be a “specified employee” within the meaning of that term under Code Section 416(i) and the Corporation’s stock is publicly traded on an established securities market and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable deferral period, all payments, benefits and reimbursements deferred pursuant to this Paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or made to the Executive in a lump sum, and any remaining payments, benefits and reimbursements due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

If the Executive is, at any time during the twelve-month period ending on the last day of any calendar year, deemed to be a “key employee” within the meaning of that term under Code Section 416(i), then the Executive shall be deemed to be a specified employee subject to the delayed payment provisions of this Section 8(a) for the period beginning on the April 1 of the following calendar year and ending on the March 31 of the next year thereafter.

(b) The six month holdback set forth in the subsection 8(a) above shall not be applicable to (i) any severance payments under Part Two or Part Three of this Agreement that qualify as Short-Term Deferral Payments and (ii) any remaining portion of the severance payments due the Executive under Part Two or Part Three of this Agreement to the extent (I) that the dollar amount of those payments does not exceed two (2) times the lesser of (x) the Executive’s annualized compensation (based on the Executive’s annual rate of pay for the calendar year preceding the calendar year of the Executive’s Separation from Service, adjusted to reflect any increase during that calendar year which was expected to continue indefinitely had Executive’s Separation from Service not occurred) or (y) the maximum amount of compensation that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Executive’s Separation from Service occurs, and (II) such severance payments are to be made to the Executive no later than the last day of the second calendar year following the calendar year in which the Separation from Service occurs.

9. Restrictive Covenants. For the period during which the Executive is to receive salary continuation payments under either Part Two or Part Three of this Agreement, measured from the date of the Executive’s Separation from Service, whether or not such payments are delayed pursuant to Section 8 of this Agreement (the “Restriction Period”):

(a) The Executive shall comply with all obligations under the Executive’s PIIA; and

(b) The Executive shall not, anywhere in the United States,

(i) render any services or provide any advice, assistance or support to any Competing Business, whether as an employee, agent, representative, consultant, partner, officer, director or stockholder or in any other capacity; provided, however, that such restriction shall not apply to any passive investment representing an interest of less than five percent (5%) of an outstanding class of publicly-traded securities of any corporation or other enterprise which may constitute a Competing Business hereunder;

(ii) contact, solicit or call upon any customer or supplier of the Corporation on behalf of any person or entity other than the Corporation for the purpose of selling any products or providing or performing any services of the type normally sold, provided or performed by the Corporation; or

(iii) induce or attempt to induce any person or entity to curtail or cancel any business or contracts which such person or entity has with the Corporation.

(c) In the event of a breach by the Executive of any of the restrictive covenants of this Section 9, Executive shall no longer be entitled to any further severance benefits as provided in Section 10 below.

(d) The covenants set forth in this Section 9 are reasonable and necessary to protect the Corporation’s legitimate business interests, e.g., to preclude the Executive’s intentional and/or inadvertent use and/or disclosure of the Corporation’s confidential, proprietary and/or trade secret information to or with a Competing Business for a limited period after the Executive’s Involuntary Termination. Such covenants would not prevent the Executive from engaging in a trade or profession, pursuing a career, conducting a business, or maintaining Executive’s standard of living, for a limited period after the Executive’s Involuntary Termination.

10. No Entitlement to Benefits. In no event shall the Executive be entitled to any benefits under Part Two or Part Three of this Agreement if his or her employment ceases by reason of a Termination for Cause or if he or she voluntarily resigns other than for a reason which qualifies as grounds for an Involuntary Termination.

PART FIVE – MISCELLANEOUS PROVISIONS

11. All Terminations. Upon any termination of the Executive’s employment with the Corporation, including an Involuntary Termination, the Corporation shall pay the Executive (i) any unpaid base salary earned for services rendered through the date of termination, (ii) the value of any accrued but unused paid vacation benefits or paid time-off (“PTO”) benefits, as applicable, and (iii) any bonus amount actually earned and vested at time of such termination but not previously paid to the Executive. In addition, all vesting in Executive’s outstanding Options and stock awards, if any, shall cease at the time of the Executive’s termination of employment, and Executive shall not have more than the limited period of time specified in the applicable stock option agreement during which the Executive may exercise each such Option following termination of employment for any or all of shares of the Corporation’s common stock for which that Option is vested and exercisable at the time of the Executive’s termination from employment with the Corporation. Notwithstanding the foregoing, any vested amounts deferred by the Executive under one or more of the Corporation’s non-qualified deferred compensation programs or arrangements subject to Code Section 409A that remain unpaid on the date of such termination of the Executive’s employment shall be paid at such time and in such manner as set forth in each applicable plan or agreement, subject, however, to the deferred payment provisions of Section 8.

12. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, (i) the Corporation and its successors and assigns, including any successor entity by merger, consolidation or transfer of all or substantially all of the Corporation’s assets (whether or not such transaction constitutes a Change in Control), and (ii) the Executive, the personal representative of the Executive’s estate and the Executive’s heirs and legatees.

13. General Creditor Status. The benefits to which the Executive may become entitled under Part Two or Part Three of this Agreement shall be paid, when due, from the Corporation’s general assets, and no trust fund, escrow arrangement or other segregated account shall be established as a funding vehicle for such payments. Accordingly, the Executive’s right (or the right of the executors or administrators of the Executive’s estate) to receive such benefits shall at all times be that of a general creditor of the Corporation and shall have no priority over the claims of other general creditors.

14. Governing Law. The provisions of this Agreement shall be construed and interpreted under the laws of the State in which Executive was employed by the Corporation at the time of Executive’s Involuntary Termination. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction or determined by an arbitrator to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court or determined by the arbitrator, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable and consistent with the intent of the parties hereto. If such provision cannot be so amended without altering the intention of the parties, then such provision, including any consideration specifically tied to such provision, will be stricken, and the remainder of this Agreement shall continue in full force and effect. It is the intent of the parties to this Agreement that should any of the Severance Benefit Conditions of Section 1(b) of Part Two be void or unenforceable as written herein, then the Executive shall not be entitled to any Additional Severance Benefits under Part Two or Part Three (as the case may be) or to any Additional Monthly Option Vesting under Part Three.

15. Arbitration.

(a) Each party agrees that any and all disputes which arise out of or relate to the Executive’s employment, the termination of the Executive’s employment or the terms of this Agreement shall be resolved through final and binding arbitration. Such arbitration shall be in lieu of any trial before a judge and/or jury, and the Executive and Corporation expressly waive all rights to have such disputes resolved through trial before a judge and/or jury. Such disputes shall include, without limitation, claims for breach of contract or of the covenant of good faith and fair dealing, claims of discrimination, violation of public policy, claims under any federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of the Executive’s employment with the Corporation or its termination.

(b) Arbitration shall be held in San Mateo County, California and conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA Rules”), provided, however, that the arbitrator shall allow the discovery authorized by California Code of Civil Procedure section 1282, et seq., or any other discovery authorized or required by applicable law in arbitration proceedings. To the extent that any of the AAA Rules or anything in this Section 15 conflict with applicable law, the arbitration procedures required by applicable law shall govern.

(c) During the course of the arbitration, the Corporation will pay the arbitrator’s fee and any other type of expense or cost that the Executive would not otherwise be required to bear if he or she were free to bring the dispute or claim in court and any other expense or cost that is unique to arbitration. The Corporation and the Executive shall each bear their own respective attorneys’ fees incurred in connection with the arbitration, and the arbitrator shall award reasonable attorneys’ fees and costs of arbitration to the prevailing party. If there is a dispute as to whether the Executive or the Corporation is the prevailing party in the arbitration, the arbitrator will decide the issue.

(d) The arbitrator shall issue a written award that sets forth the essential findings of fact and conclusions of law on which the award is based. The arbitrator shall have the authority to award any relief authorized by law in connection with the asserted claims or disputes. The arbitrator’s award shall be subject to correction, confirmation, or vacation, as provided by applicable law setting forth the standard of judicial review of arbitration awards. Judgment upon the arbitrator’s award may be entered in any court having jurisdiction thereof.

16. Modification; Severability.

(a) This Agreement may be amended by the parties only by a written agreement signed by the Executive and an authorized officer of the Corporation.

(b) In the event that, any one or more of the restrictive covenants of Section 9 of this Agreement shall for any reason be held to be unenforceable for any reason including, but not limited to, being excessively broad as to duration, geographical scope, activity or subject, it shall be construed or modified by limiting and reducing it, so as to provide the Corporation with the maximum protection of its business interests and yet be enforceable under the applicable law as it shall then exist.

17. Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

18. Complete Agreement. This Agreement, together with (i) the stock option agreements evidencing the Executive’s currently outstanding Options and any future Option grants, (ii) the Executive’s PIIA, and (iii) any outstanding promissory note(s) or debt obligation of the Executive payable to the Corporation, which are unaffected by this Agreement, shall constitute the entire agreement and understanding of the Corporation and the Executive with respect to subjects covered and replace all prior and contemporaneous written or verbal agreements and understandings between the Executive and the Corporation, including (without limitation) the Prior Agreement, regarding such subjects.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written above.

WAGEWORKS, INC.	EXECUTIVE

By:

Title:

EXHIBIT A

FORM OF SEVERANCE & GENERAL RELEASE AGREEMENT

SEVERANCE & GENERAL RELEASE AGREEMENT

I,                             , of behalf of myself, my heirs, administrators and representatives, enter into this Severance & General Release Agreement (“Release”) in exchange for the severance benefits under [ Part Two / Part Three ] of that certain Amended and Restated Executive Severance Benefits Agreement between WageWorks, Inc. (the “Corporation”) and myself, dated                     , 2010 (the “Agreement”), following the [ DATE ] Involuntary Termination of my employment with the Corporation.

1. I represent that (i) I have received from the Corporation all wages earned by me and other amounts owed to me as a result of my employment with the Corporation through my Involuntary Termination; (ii) I have returned to the Corporation all items of property that the Corporation paid for and/or provided to me for my use during employment with the Corporation; and (iii) I have returned the Corporation all documents, materials and writings made or received by me during the course of my employment with the Corporation (including copies, excerpts and summaries, whether in paper or electronic form) except my personal copies of documents evidencing my hire, compensation, benefits and stock options, the Agreement, my Proprietary Information and Inventions Agreement with the Corporation (“PIIA”), and any documents I received from the Corporation as a stockholder of the Corporation.

2. I hereby waive, release and forever discharge the Corporation, its current and former officers, directors, agents, employees, stockholders, successors, assigns, parent, subsidiary and affiliated entities (collectively, “Releasees”) from any and all claims, liabilities, demands, causes of action, costs, expenses, attorney fees, damages and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising from or relating to any acts or omissions occurring on and prior to the date I sign this Release, including (without limitation) those arising from or relating to my hiring and employment with the Corporation and the termination of that employment (collectively, “Claims”), including (without limitation) Claims of wrongful discharge, infliction of emotional distress, defamation, fraud, breach of contractual obligations, violation of public policy, discrimination, harassment and retaliation in violation of applicable law, including under the federal Age Discrimination in Employment Act of 1967 (“ADEA”), and all Claims for violation of any other applicable federal, state and/or local law.

(a) In furtherance of my intent to waive, release and forever discharge all Claims against the Releasees, including those that are presently “known and unknown, suspected and unsuspected, disclosed and undisclosed,” I also waive all rights and benefits conferred on me (if any) by Section 1542 of the California Civil Code and by any comparable provision of other applicable law. I understand that Section 1542 provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

I understand that this means that, if I later discover facts different from or in addition to those that I know or believe to be true as of the date this Release becomes effective, that this Release shall be and remain in full force and effect in all respects notwithstanding such different or additional facts or my later discovery of such facts.

(b) The only exceptions to my waiver, release and discharge of this Paragraph 2 are any Claims I may have (i) for severance benefits under the Agreement; (ii) for benefits under a government-administered benefits program such as, but not limited to, unemployment insurance benefits; (iii) for workers’ compensation benefits under any of the Corporation’s workers’ compensation insurance policy or fund (and I represent that I have provided written report(s) to the Corporation’s Chief Financial Officer of all work-related illnesses or injuries I have incurred during my employment with the Corporation); (iv) for any benefits vested under any written employee benefit plan sponsored by the Corporation and governed by ERISA; (v) arising from acts or omissions by any Releasees occurring after the date I sign this Release; and (v) which, under applicable law, are not waivable.

3. I understand that (i) I shall have twenty-one (21) days from the date of my Involuntary Termination during which to consider this Release, to consult with an attorney of my own choosing to help me decide whether to sign this Release (which consultation the Corporation advises me to obtain), and to sign this Release if I so choose; (ii) I have seven (7) days after the date I sign this Release during which I can revoke my signature agreement to this Release by providing written notice to the Corporation’s Chief Financial Officer of my revocation; (iii) this Release will not become effective until the eighth day after I have signed this Release, provided that I have not timely revoked my signature agreement to this Release; and (iv) by signing and allowing this Release to become effective, I am forever waiving, releasing and discharging important rights, including my right to any Claims for damages or other personal relief under the ADEA.

4. I represent and warrant that (i) I have carefully read and understand the terms and conditions of the Agreement, my PIIA and this Release (collectively, “My Agreements”), (ii) I am not signing this Release in reliance on any promise or representation not contained in any of My Agreements; and (iii) I sign this Release knowingly, voluntarily and without coercion or duress.

Date:

Signature:

Print Name:

2

EXHIBIT B

EXECUTIVE’S

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT